Exhibit 11

                           READING & BATES CORPORATION
                                AND SUBSIDIARIES

       COMPUTATION OF EARNINGS PER COMMON SHARE, PRIMARY AND FULLY DILUTED
                (in thousands except share and per share amounts)
                                   THREE MONTHS ENDED       SIX MONTHS ENDED
                                       JUNE 30,                 JUNE 30,
                                ----------------------  ----------------------
                                   1994        1993        1994        1993
                                ----------  ----------  ----------  ----------
PRIMARY EARNINGS PER SHARE:

Weighted average number of
  common shares outstanding     55,486,915  55,535,778  55,487,738  55,537,206
                                ==========  ==========  ==========  ==========
Net income (loss)               $   (6,038) $    2,239  $   (7,529) $       51

  Less dividends paid on
   $1.625 Convertible Preferred
   Stock                            (1,215)          -      (2,430)          -
                                ----------  ----------  ----------  ----------
Adjusted net income (loss)
  applicable to common shares
  outstanding - assuming no
  dilution                      $   (7,253) $    2,239  $   (9,959) $       51
                                ==========  ==========  ==========  ==========
Net income (loss) per common
  share - assuming no
  dilution                      $     (.13) $      .04  $     (.18) $      .00
                                ==========  ==========  ==========  ==========

FULLY DILUTED EARNINGS PER SHARE:

Weighted average number of
  common shares outstanding     55,486,915  55,535,778  55,487,738  55,537,206

Assume conversion of securities:
  $1.625 Convertible Preferred
   Stock                         8,668,010           -   8,668,010           -
  8% Senior Subordinated
   Convertible Debentures          743,457     703,326     743,457     703,326
  8% Convertible Subordinated
   Debentures                       16,661      16,661      16,661      16,661
                                ----------  ----------  ----------  ----------
Adjusted common shares
  outstanding - fully diluted   64,915,043  56,255,765  64,915,866  56,257,193
                                ==========  ==========  ==========  ==========
Adjusted net income (loss)
  applicable to common shares
  outstanding - assuming no
  dilution                      $   (7,253) $    2,239  $   (9,959) $       51
Adjustments:
  Interest on 8% Senior
   Subordinated
   Convertible Debentures              667         574       1,303       1,122
  Interest on 8% Convertible
   Subordinated Debentures             521         490       1,023         962
  Dividends paid on $1.625
   Convertible Preferred
   Stock                             1,215           -       2,430           -
                                ----------  ----------  ----------  ----------
Adjusted net income (loss)
  applicable to common
  shares outstanding -
  assuming full dilution        $   (4,850) $    3,303  $   (5,203) $    2,135
                                ==========  ==========  ==========  ==========
Net income (loss) per
  common share - assuming full
  dilution (antidiluive)        $     (.07) $      .06  $     (.08) $      .04
                                ==========  ==========  ==========  ==========